Exhibit 4.105

200, 10333 Southport Road S.W. Calgary, AB Canada T2W 3X6
Tel: + 1 403 253 8848	TELVENT
Fax: + 1 403 259 2926 info.canada@telvent.abengoa.com
September 16, 2009
Ms. Jacqueline Norden
Standard Court East and West, LLC
PO Box 157
Clarksville, Maryland
USA 21029-0157
Re: Option to Extend
Dear Ms. Norden,
Please accept this letter as written notice that Telvent USA, Inc would like to exercise the option to extend the current lease, dated the 22nd of January 2009, by an additional year, as defined in the lease documentation.
Please contact me if you have any questions.
Yours truly,

/s/ A. Allison
Alesa Allison
VP Operations North America
Telvent
CC: Mike Tankersley
[Telvent Legal Review Seal]